                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                            (Amendment No. ______)1



                            PHOTOELECTRON CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    719320103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                FEBRUARY 6, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]  Rule 13d-1(b)

                  [x]  Rule 13d-1(c)

                  [ ]  Rule 13d-1(d)


--------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

CUSIP No. 719320103                  SC 13G                    Page 2 of 7 Pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS  (ENTITIES ONLY)

         Johnson & Johnson                                        22-1024240
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) [ ]
         (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY
--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New Jersey
--------------------------------------------------------------------------------

                  5.       SOLE VOTING POWER                  0
NUMBER OF         --------------------------------------------------------------
SHARES
BENEFICIALLY      6.       SHARED VOTING POWER                904,762
OWNED BY
EACH              --------------------------------------------------------------
REPORTING
PERSON WITH       7.       SOLE DISPOSITIVE POWER             0
                  --------------------------------------------------------------

                  8.       SHARED DISPOSITIVE POWER           904,762

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

         904,762
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         9.6%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 719320103                  SC 13G                    Page 3 of 7 Pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS  (ENTITIES ONLY)

         Johnson & Johnson Development Corporation                22-2007137
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) [ ]
         (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY
--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New Jersey
--------------------------------------------------------------------------------

                  5.       SOLE VOTING POWER                  0
NUMBER OF         --------------------------------------------------------------
SHARES
BENEFICIALLY      6.       SHARED VOTING POWER                904,762
OWNED BY
EACH              --------------------------------------------------------------
REPORTING
PERSON WITH       7.       SOLE DISPOSITIVE POWER             0
                  --------------------------------------------------------------

                  8.       SHARED DISPOSITIVE POWER           904,762

--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

         904,762
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
      [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         9.6%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 719320103                  SC 13G                    Page 4 of 7 Pages


ITEM 1(A).  NAME OF ISSUER:

            Photoelectron Corporation

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            5 Forbes Road
            Lexington, Massachusetts  02421

ITEM 2(A).  NAME OF PERSON FILING:

            Johnson & Johnson ("J&J")
            Johnson & Johnson Development Corporation ("JJDC")

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            One Johnson & Johnson Plaza
            New Brunswick, NJ 08933

ITEM 2(C).  CITIZENSHIP:

            J&J and JJDC are both New Jersey corporations

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

            Common Stock, $.001 par value per share

ITEM 2(E).  CUSIP NUMBER:

            719320103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (a)    [ ] Broker or dealer registered under Section 15 of
                the Exchange Act.

     (b)    [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)    [ ] Insurance company as defined in Section 3(a)(19) of the Exchange
                Act.

     (d)    [ ] Investment company as defined in Section 8 of the Investment
                Company Act.

     (e)    [ ] An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E).

     (f)    [ ] An employee benefit plan or endowment fund in accordance with
                Rule 13d-1(b)(1)(ii)(F).

CUSIP No. 719320103                  SC 13G                    Page 5 of 7 Pages


     (g)    [ ] A parent holding company or control person in accordance with
                Rule 13d-1(b)(1)(ii)(G).

     (h)    [ ] A savings association as defined in Section 3(b) of the Federal
                Deposit Insurance Act.

     (i)    [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

     (j)    [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            N/A

ITEM 4.     OWNERSHIP:

     (a)    Amount beneficially owned:

                       J&J                                         904,762
                       JJDC                                        904,762

     (b)    Percent of class:

                       J&J                                           9.6%
                       JJDC                                          9.6%

     (c)    Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote:              0

            (ii)  Shared power to vote or to direct the vote:

                       J&J                                         904,762
                       JJDC                                        904,762

            (iii) Sole power to dispose or to direct the disposition of: 0

            (iv)  Shared power to dispose or to direct the disposition of:

                       J&J                                         904,762
                       JJDC                                        904,762

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of a class of securities, check the following [ ].

            N/A

CUSIP No. 719320103                  SC 13G                    Page 6 of 7 Pages


ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

            N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            N/A

ITEM 8.     IDENTIFICATION OF MEMBERS OF THE GROUP:

            N/A

ITEM 9.     NOTICE OF DISSOLUTION OF A GROUP:

            N/A

ITEM 10.    CERTIFICATION:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 719320103                  SC 13G                    Page 7 of 7 Pages


                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             JOHNSON & JOHNSON

Dated:      FEBRUARY 23, 2001                By  /S/ MICHAEL H. ULLMANN
      ----------------------------               ------------------------------
                                                 Name:  Michael H. Ullmann
                                                 Title: Secretary



                                             JOHNSON & JOHNSON DEVELOPMENT
                                             CORPORATION

Dated:      FEBRUARY 23, 2001                By  /S/ ERIC B. JUNG
      ----------------------------               ------------------------------
                                                 Name:  Eric B. Jung
                                                 Title: Secretary